EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We  hereby consent to (i) the inclusion in this Annual Report on Form 10-K of Victory Energy Corporation for the year ended December 31, 2016, of our report dated February 21, 2017, with respect to estimates of reserves, and future net revenue of Victory Energy Corporation, as of December 31, 2016, (ii) to all references to our firm in this Annual Report, and (iii) the incorporation by reference of the information contained in our report into the Company’s previously filed Registration Statement on Form S-8 (file no. 333-194427).

March 31, 2017	By:	/s/ James A. Nicholson
James A. Nicholson Senior Reservoir Engineer P.E. # 81351 Cambrian Management, LTD F-5345